Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-225555) on Form S-8 of BioHiTech Global, Inc. of our reports dated April 27, 2017 and December 20, 2018, relating to the financial statements of Entsorga West Virginia, LLC, appearing in this Current Report on Form 8-K/A.

/s/ Freed Maxick CPAs, P.C

Buffalo, New York

February 28, 2019